Exhibit 10.2

FIRST AMENDMENT TO
TERM LOAN AGREEMENT

among

QUANTUM CORPORATION

and

KEYBANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT

and

THE OTHER FINANCIAL
INSTITUTIONS PARTIES HERETO

Dated as of November 27, 2006

Re:  $125,000,000 Term Loan Facility

KEYBANC CAPITAL MARKETS
Sole Lead Arranger and Sole Book Manager

FIRST AMENDMENT
TO
TERM LOAN AGREEMENT

This First Amendment To Term Loan Agreement (this "Amendment") is dated as of November 27, 2006, by and among QUANTUM CORPORATION, a Delaware corporation ("Borrower"), each Lender party hereto and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, amends that certain Term Loan Agreement dated as of August 22, 2006 (the "Term Loan Agreement") among the Borrower, the Administrative Agent and the Lenders from time to time party thereto.

RECITALS

A.     Borrower, Administrative Agent and the Requisite Lenders have agreed to amend the terms of the Term Loan Agreement to modify certain covenants, definitions and conditions contained therein.

B.      Each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in the Term Loan Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
AMENDMENTS TO TERM LOAN AGREEMENT

This Amendment shall be deemed to be an amendment to the Term Loan Agreement and shall not be construed in any way as a replacement or substitution therefor.  All of the terms and conditions of, and terms defined in, this Amendment are hereby incorporated by reference into the Term Loan Agreement as such terms and provisions were set forth in full therein.

1.1     Definitions.  From and after the date of this Amendment, the definitions of "Applicable Payment Date", "Cash Equivalents" "Consolidated EBITDA", "Ordinary Course Dispositions", "Ordinary Course Indebtedness", "Ordinary Course Investments" contained in Section l.01 of the Term Loan Agreement are each amended and restated in their entirety as follows:

"Applicable Payment Date"means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period, but in no event more than ninety (90) days after the first day of such Interest Period and each ninety (90) days thereafter, any date that such Loan is prepaid or converted in whole or in part and the Maturity Date; and (b) as to any other Obligations, the last Business Day of each calendar quarter and the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Administrative Agent.

"Cash"or "Cash Equivalents" means assets which qualify as "marketable securities," "short term investments," "cash" or "cash equivalents" pursuant to the investment policies adopted from time to time by the Board of Directors of Borrower and are properly classified as "marketable securities", "cash", "cash equivalents" or "short term investments" under GAAP.

"Consolidated EBITDA"means the sum of the following, provided that the items contained in (b) through (i) below shall be added to (a) only to the extent they have been deducted in calculating, and therefore form no portion of, Consolidated Net Income:

      (a)      Consolidated Net Income, provided that there shall be excluded from such Consolidated Net Income the following:  (i) all gains and all losses realized by Borrower and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets that are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock held by Borrower or any Subsidiary; and (ii) all items of gain or income that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring; and

      (b)      Consolidated Interest Charges; and

      (c)      The amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income; and

      (d)      The amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, including any impairment of intangible/goodwill as defined under FAS 142 and FAS 144; and

      (e)      Any non-cash stock, stock option or restricted stock based compensation charges determined in accordance with GAAP; and

      (f)      Cash charges relating to the Related Transactions in an amount not to exceed $38,000,000 in the aggregate and incurred prior to June 30, 2007; and

      (g)      Cash charges relating to (i) the settlement of litigation with Storage Technology Corporation (StorageTek) in an amount not to exceed $24,100,000 and (ii) the closure of the Ireland facility in an amount not to exceed $18,100,000, in each case, for the fiscal year ended March 31, 2006 and as reflected on the financial statements of Borrower and its Subsidiaries for such fiscal year; and

      (h)      Cash charges related to restructuring, discontinued operations, and extraordinary items (and not relating to the Related Transactions), including, but not limited to, facilities and personnel reductions or exit of a business or products, in an amount not to exceed $12,000,000 in the aggregate for the period beginning on the Closing Date and ending on the final Maturity Date; and

      (i)      Other non-cash extraordinary or non-cash non-recurring charges including, without limitation, charges arising from the Related Transactions (including research and development charges in process on the Closing Date).

For purposes of calculating Consolidated EBITDA for any period in connection with the Leverage Ratio, the Senior Leverage Ratio or in calculating compliance with Section 7.11(e) hereof, if during such period the Borrower or any Subsidiary shall have made any Permitted Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Permitted Acquisition as if such Permitted Acquisition occurred on the first day of such period.  In regards to ADIC, for monthly periods not included in the combined companies' GAAP financial statements, but which would be included under this paragraph, monthly depreciation and amortization expense shall be deemed to be "$2,486,000".

"Ordinary Course Dispositions"means:

      (a)      Dispositions of surplus property, plant and equipment or damaged, obsolete or worn out property, plant and equipment whether now owned or hereafter acquired, in the ordinary course of business;

      (b)      Dispositions of inventory, Cash or Cash Equivalents or service inventory in the ordinary course of business;

      (c)      Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property or where Borrower or its Subsidiary determine in good faith that the failure to replace such property will not be detrimental to the business of Borrower or such Subsidiary; provided that (i) the fair market value of all assets not replaced shall not exceed $25,000,000 during the two (2) year period commencing on the Closing Date and (ii) thereafter, the fair market value of all assets not replaced shall not exceed $10,000,000 over the remaining life of this Agreement;

      (d)      Dispositions of assets or property by any Subsidiary of Borrower to Borrower or another Subsidiary of Borrower, or by Borrower to any Subsidiary of Borrower; provided that if (i) a Default or Event of Default shall have occurred and be continuing, or (ii) if at the time Borrower or any such Subsidiary proposes to make such Disposition the Leverage Ratio is greater than 3.50:1.00 (based upon the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), no such Disposition by Borrower or any Guarantor to any Subsidiary which is not a Guarantor may be made if the aggregate amount of Permitted Non-Guarantor Amounts, after giving pro forma effect to the making of such Disposition, would exceed $15,000,000, or (iii) if at the time Borrower or any such Subsidiary proposes to make such Disposition the Leverage Ratio is less than or equal to 3.50:1.00 (based upon the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), no such Disposition by Borrower or any Guarantor for any Subsidiary which is not a Guarantor may be made if the aggregate amount of Permitted Non-Guarantor Amounts, after giving pro forma effect to the making of such Disposition, would exceed $30,000,000; provided, further, that this clause (d) shall not restrict (1) Ordinary Course Indebtedness referred to in clause (b) of the definition thereof, (2) Ordinary Course Investments referred to in clause (c) of the definition thereof, (3) Restricted Payments permitted pursuant to Sections 7.06(a)(ii) and 7.06(f) and (4) Dispositions of inventory (and related transfer payments) in the ordinary course of business between (i) the Borrower or any Subsidiary of the Borrower that is a Guarantor  and (ii) foreign Subsidiaries;

      (e)      Dispositions which constitute non-exclusive licenses or other similar arrangements for the use of property of the Borrower or any Subsidiary in the ordinary course of business;

      (f)      Dispositions which constitute the making or liquidating of Permitted Investments, including, without limitation, in respect of any Swap Contract, provided that Borrower is in compliance with Section 6.15; and

      (g)      Dispositions which constitute the incurrence (but not the enforcement) of Permitted Liens;

provided, however, that, other than with respect to Dispositions of the types described in clauses (a) and (d) of this definition (except as otherwise expressly required pursuant to clause (d)), no such Disposition shall be for less than the fair market value of the property being disposed of.

"Ordinary Course Indebtedness"means:

      (a)      Indebtedness under the Loan Documents;

      (b)      Guaranty Obligations of Borrower or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary of Borrower; provided, however, that (i) if at the time Borrower or any such Subsidiary proposes to incur such Guaranty Obligations the Leverage Ratio is greater than 3.50:1.00 (based upon the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), no such Guaranty Obligations by Borrower or any Guarantor to any Subsidiary which is not a Guarantor may be incurred if the aggregate amount of Permitted Non-Guarantor Amounts, after giving pro forma effect to the making of such Guaranty Obligations, would exceed $15,000,000, (ii) if at the time Borrower or any such Subsidiary proposes to incur such Guaranty Obligations the Leverage Ratio is less than or equal to 3.50:1.00 (based upon the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), no such Guaranty Obligations by Borrower or any Guarantor for any Subsidiary which is not a Guarantor may be incurred if the aggregate amount of Permitted Non-Guarantor Amounts, after giving pro forma effect to the making of such Investment, would exceed $30,000,000, and (iii) if a Default or Event of Default has occurred and be continuing, Guaranty Obligations under this clause (b) shall only be permitted for Subsidiaries that are Guarantors;

      (c)      Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of Borrower's or any Subsidiary's business;

      (d)      Permitted Swap Obligations;

      (e)      Indebtedness of Borrower or any of its Subsidiaries with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business; and

      (f)      Indebtedness with respect to cash deposited by customers to obtain the right to delivery of future goods or services; provided, however, that all such cash deposits are held in an account subject to a Deposit Account Control Agreement.

"Ordinary Course Investments"means Investments consisting of:

      (a)      Investments in other assets properly classified as "marketable securities" or "Cash" or "Cash Equivalents", and which conform to the investment policies adopted by the Board of Directors of Borrower from time to time;

      (b)      advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

      (c)      Investments of Borrower in any of its Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or another Subsidiary of Borrower; provided, however, that (i) if at the time Borrower or any such Subsidiary proposes to make such Investment the Leverage Ratio is greater than 3.50:1.00 (based upon the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), no such Investment by Borrower or any Guarantor in any Subsidiary which is not a Guarantor may be made if the aggregate amount of Permitted Non-Guarantor Amounts, after giving pro forma effect to the making of such Investment, would exceed $15,000,000, (ii) if at the time Borrower or any such Subsidiary proposes to make such Investment the Leverage Ratio is less than or equal to 3.50:1.00 (based upon the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02), no such Investment by Borrower or any Guarantor in any Subsidiary which is not a Guarantor may be made if the aggregate amount of Permitted Non-Guarantor Amounts, after giving pro forma effect to the making of such Investment, would exceed $30,000,000, and (iii) if a Default or Event of Default has occurred and be continuing, Investments under this clause (c) shall only be permitted in Subsidiaries that are Guarantors; provided, further, that the foregoing proviso shall not apply to Investments consisting of transfers of inventory (and related transfer payments) in the ordinary course of business between (i) the Borrower and any Subsidiary of the Borrower that is a Guarantor  and (ii) foreign Subsidiaries;

      (d)      Investments in Quantum Storage Solutions (M) Sdn. Bhd. in an amount not to exceed (i) $5,000,000 in any fiscal quarter and (ii) $30,000,000 in the aggregate;

      (e)      extensions of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

      (f)      Guaranty Obligations permitted by Section 7.01.

      (g)      Investments received by Borrower or any of its Subsidiaries as distributions on claims in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

      (h)      Investments of any Subsidiary existing at the time it becomes a Subsidiary of Borrower, provided that such Investments were not made in anticipation of such Person becoming a Subsidiary of Borrower; and

      (i)      Investments consisting of loans to employees, the proceeds of which shall be used to purchase Equity Securities of Borrower or its Subsidiaries and other loans to employees in an aggregate amount not in excess of $1,000,000 at any time outstanding.

1.2     New Definitions.  From and after the date of this Amendment, the following definitions of are each added to Section 1.01 of the Term Loan Agreement as follows:

"Collateral"means any property subject to the Liens of the Security Documents

"Permitted Non-Guarantor Amounts"the sum of (i) Investments by Borrower or any Guarantor in any Subsidiary which is not a Guarantor, (ii) Dispositions pursuant to clause (d) of the definition of "Ordinary Course Dispositions" made by Borrower or any Guarantor to any Subsidiary which is not a Guarantor , and (iii) Indebtedness consisting of Guaranty Obligations of Borrower or any Guarantor guaranteeing Indebtedness of the type referred to in clause (b) of Section 7.01 of any Subsidiary which is not a Guarantor.

1.3     Voluntary Prepayments.  From and after the date of this Amendment, Subparagraphs (a) of Section 2.04 of the Term Loan Agreement is amended and restated in its entirety as follows:

     "(a)     Voluntary.  In each case subject to the terms of the Intercreditor Agreement, upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may, at any time on or after the first anniversary of the Closing Date and from time to time thereafter, voluntarily prepay Loans in part in the Minimum Amount therefor or in full without premium or penalty other than as otherwise provided in this clause (a).  Administrative Agent will promptly notify each Lender thereof and of such Lender's Pro Rata Share of such prepayment.  Any prepayment of any Loan shall be accompanied by all accrued interest thereon, and, in the case of any Offshore Loan, the amounts forth in Section 3.05; provided, however, that with respect to any voluntary prepayment of the Term Loan occurring anytime on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, Borrower shall pay an additional amount equal to 1.0% of the principal amount of the Term Loan then being prepaid. All voluntary prepayments of the Term Loan shall be applied pro rata thereto in accordance with each Lender's Pro Rata Share."

1.4     Mandatory Prepayments.  From and after the date of this Amendment, Subparagraphs (b)(ii) and (iii) of Section 2.04 of the Term Loan Agreement are amended and restated in their entirety as follows:

     "(ii)      Asset Sales.  No later than the fifth Business Day following the date of receipt by Borrower or any of its domestic Subsidiaries of any Net Asset Sale Proceeds (or on the 180th or 271st day, as the case may be, if the first proviso hereto applies), Borrower shall prepay, subject to the provisions of Section 2.04(c) below, the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that, so long as no Event of Default shall have occurred and be continuing, Borrower need not so apply such Net Asset Sale Proceeds so long as Borrower or one or more of its Subsidiaries (A) commits to invest such Net Asset Sale Proceeds within one hundred eighty (180) days of receipt thereof and (B) thereafter invests such Net Asset Sale Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of Borrower and its Subsidiaries (including acquisitions of assets by way of stock purchase, merger or acquisition of assets of a company or business unit in compliance with Section 7.08); provided, further, pending any such investment all such Net Asset Sale Proceeds shall be (x) applied to prepay First Lien Revolving Loans to the extent outstanding (without a reduction in First Lien Revolving Commitments but subject to a portion of such First Lien Revolving Commitments in an amount equal to such Net Asset Sale Proceeds being reserved and only available for (A) investment thereof in the replacement assets anticipated in this Section 2.04(b)(ii) or (B) after the 180th or 271st day, as the case may be, of receipt thereof, prepayment of Loans as required hereunder (in which case the requirements of Section 4.02(b) shall not apply with respect to such amount)) on the last day of the current Interest Period(s) thereof, or (y) invested in Cash or Cash Equivalents and deposited in a segregated account of Borrower and held therein until such time as such Net Asset Sale Proceeds are applied in payment of such investment.  Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the amounts set forth in Section 3.05.

     (iii)      Insurance/Condemnation Proceeds.  No later than the fifth Business Day following the date of receipt by Borrower or any of its Subsidiaries (or on the 180th or 271st day, as the case may be, day if the first proviso hereto applies), or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $3,000,000 received in any fiscal year through the applicable date of determination, Borrower shall prepay, subject to the provisions of Section 2.04(c) below, the Term Loan in an aggregate amount equal to such Net Insurance/Condemnation Proceeds in excess of $3,000,000; provided so long as (x) no Event of Default shall have occurred and be continuing and (y) the aggregate amount of such Net Insurance/Condemnation Proceeds does not exceed thirty percent (30%) of the Borrower's consolidated total assets, Borrower need not so apply such Net Insurance/Condemnation Proceeds so long as Borrower or one or more of its Subsidiaries (A) commits to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof and (B) thereafter invests such Net Insurance/Condemnation Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be (x) applied to prepay First Lien Revolving Loans to the extent outstanding (without a reduction in First Lien Revolving Commitments but subject to a portion of such First Lien Revolving Commitments in an amount equal to such Net Insurance/Condemnation Proceeds being reserved and only available for (A) investment thereof in the replacement assets anticipated in this Section 2.04(b)(iii) or (B) after the 180th or 271st day, as the case may be, of receipt thereof, prepayment of Loans as required hereunder (in which case the requirements of Section 4.02(b) shall not apply with respect to such amount)) on the last day of the current Interest Period(s) thereof, or (y) invested in Cash or Cash Equivalents and deposited in a segregated account of Borrower and held therein until such time as such Net Asset Sale Proceeds are applied in payment of such investment.  Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the amounts set forth in Section 3.05."

1.5     Interest.  From and after the date of this Amendment, Subparagraph (b) of Section 2.06 of the Term Loan Agreement is amended and restated in its entirety as follows:

      "(b)      Subject to subsection (c) below, and unless otherwise specified herein, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to, with respect to Base Rate Loans, the Base Rate plus 6.75%, and with respect to Offshore Loans, the Offshore Rate plus 8.25%; provided, however, at such time as the term loan facility evidenced by this Agreement shall have received a debt rating of B3 (stable) or better from Moody's, then, effective as of the date of the public announcement of thereof, the Borrower shall pay interest on the foregoing amounts at a rate per annum equal to, with respect to Base Rate Loans, the Base Rate plus 6.00%, and with respect to Offshore Loans, the Offshore Rate plus 7.50%;

1.6     Budgets.  From and after the date of this Amendment, Subparagraph (c) of Section 6.01 of the Term Loan Agreement is amended and restated in its entirety as follows:

      "(c)      such other financial reports as Administrative Agent may reasonably request from Borrower, including without limitation, to the extent available, an annual budget (including a projected balance sheet, income statement, statement of cash flows and adjustments) for the Borrower's next three (3) fiscal years to be delivered within thirty (30) days after the end of each fiscal year of Borrower; and"

1.7     Material Subsidiaries.  From and after the date of this Amendment, Subparagraph (a) of Section 6.13 of the Term Loan Agreement is amended and restated in its entirety as follows:

      "(a)      In the event that Borrower creates or acquires a domestic Subsidiary, Borrower shall within forty-five (45) days (unless a longer period is agreed to by Administrative Agent) (i) cause such Subsidiary (aa) to execute and deliver a Guaranty, in form and substance satisfactory to Administrative Agent, in favor of Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share), and (bb) to execute and deliver a security agreement, substantially in the form of the Security Agreement, granting a security interest in its assets to secure the Guaranty; (ii) pledge to Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share) the ownership interests in such Subsidiary pursuant to a pledge agreement substantially in the form of the Stock Pledge Agreement; and (iii) unless otherwise required by the Intercreditor Agreement, deliver to Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share) the outstanding shares certificates (or other evidence of its equity) evidencing such pledged ownership interests; provided, however, in no event shall (1) the aggregate amount of assets for all domestic Subsidiaries that are not a Guarantor and party to a security agreement referred to in this subsection (a) exceed 20% of the total assets of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter of the Borrower for which Borrower has delivered financial statementsand (2) the aggregate amount of revenues for all domestic Subsidiaries that are not a Guarantor and party to a security agreement exceed 20% of the total revenues of the Borrower and its Subsidiaries for the most recently ended period of four (4) consecutive fiscal quarters of the Borrower for which Borrower has delivered financial statementsand the Borrower shall, from time to time, cause such additional domestic Subsidiaries to execute and deliver the documents referred to in this subsection (a) and comply with the other provisions of this subsection (a) as required to comply with this proviso."

1.8     Indebtedness.  From and after the date of this Amendment, Subparagraphs (d) and (h) of Section 7.01 of the Term Loan Agreement are each amended and restated in their entirety as follows:

      "(d)      Indebtedness of Borrower under any letter of credit facility other than a letter of credit issued under the First Lien Credit Agreement (a "Permitted LC Agreement"); provided that (A) the sum at any time of the aggregate face amount of all letters of credit issued and outstanding under all Permitted LC Agreements, plus the aggregate amount of all unremedied drawings under such letters of credit, does not exceed $10,000,000, and (B) the Indebtedness of Borrower under any Permitted LC Agreement is at all times not secured by any Collateral;"

      "(h)      Subordinated Debt of Borrower to any Person, provided that (A) such Indebtedness contains subordination provisions no less favorable to Administrative Agent and Lenders than those set forth in Schedule 7.10 or as otherwise approved by the Requisite Lenders and (B) the aggregate principal amount of all Subordinated Debt of Borrower outstanding (including the Convertible Subordinated Notes) does not exceed $160,000,000 at any time; and (C) the maturity date of the Subordinated Debt shall not be earlier than 120 days after the Maturity Date;"

1.9     Liens.  From and after the date of this Amendment, Subparagraphs (e) and (f) of Section 7.02 of the Term Loan Agreement are each amended and restated in their entirety as follows:

      "(e)      Liens on the property or assets of any corporation which becomes a Subsidiary of Borrower after the date of this Agreement, provided that (i) such Liens exist at the time such corporation became a Subsidiary or such assets were acquired, (ii) such Liens were not created in contemplation of such acquisition by Borrower, and (iii) such Liens shall not attach to any assets or property of any entity other than such acquired entity;

      (f)      Liens securing Indebtedness and any related obligations of Borrower or any of its Subsidiaries which constitutes Permitted Indebtedness under Section 7.01(e); provided that (i) any such Lien shall not attach to any assets or property other than the assets or property so acquired, (ii) the principal amount of the Indebtedness secured by such Lien shall not exceed the purchase price of the property financed and (iii) any such Lien shall be created contemporaneously with or within six (6) months after the acquisition of such assets or property;"

1.10     Restricted Payments.  From and after the date of this Amendment, Subparagraphs (b) and (c) of Section 7.06 of the Term Loan Agreement are each amended and restated in their entirety as follows:

      "(b)      Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such shareholder rights plan, provided, further, that that the aggregate value of all such rights distributed and redemptions made shall not exceed $5,000,000 over the life of this Agreement;

      (c)        Borrower may make Restricted Payments in connection with or pursuant to any of its Employee Benefits Plans or in connection with the employment, termination or compensation of its employees, officers or directors, provided, that that the aggregate amount of any such payments shall not exceed $5,000,000 over the life of this Agreement;"

1.11     Certain Indebtedness Payments.  From and after the date of this Amendment, Subparagraph (b) of Section 7.10 of the Term Loan Agreement is amended and restated in its entirety as follows:

      "(b)      (i) convert, or honor a conversion request with respect to, any such Subordinated Debt into Equity Securities of Borrower in accordance with the terms thereof; (ii) pay cash to holders of such Subordinated Debt in connection with such a conversion but solely to the extent representing the value of any fractional shares; (iii) make payments of interest on such Subordinated Debt not in violation of the subordination provisions of such Subordinated Debt; (iv) pay additional interest in an amount not to exceed fifty (50) basis points per annum of the aggregate principal amount of the Convertible Subordinated Notes to the extent due under the provisions of the Convertible Subordinated Notes due to Borrower's failure to register such notes or shares of common stock into which the notes are convertible within the period or to keep such notes or shares registered for or during the periods specified in the indenture for the Convertible Subordinated Notes or the Registration Rights Agreement; (v) with the consent of the Administrative Agent, make early repurchases of the Convertible Subordinated Notes below par (in a face principal amount not to exceed $5,000,000 in the aggregate); and (vi) make other payments, repayments, redemptions, purchases, defeasance or other satisfaction of Subordinated Debt not to exceed $5,000,000 in the aggregate; provided that at the time of such payments, repayments, redemptions, purchases, defeasance or other satisfaction pursuant to this clause (vi), the Leverage Ratio is 3.50:1.00 or less (based upon the most recent Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02); and"

1.12     Maximum Leverage Ratio.  From and after the date of this Amendment, Subparagraphs (a) and (b) of Section 7.11 of the Term Loan Agreement are amended and restated in their entirety as follows:

      "(a)     Maximum Leverage Ratio.  Permit the Leverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four quarter basis for the trailing four fiscal quarters), to be greater than the ratio set forth below for such period:

Four Fiscal Quarter Period Ending	Leverage Ratio
March 31, 2007 through and including December 31, 2007	4.70 to 1.00
March 31, 2008 through and including December 31, 2008	4.35 to 1.00
March 31, 2009 through and including December 31, 2009	3.75 to 1.00
March 31, 2010 and each fiscal quarter thereafter	3.60 to 1.00

      "(b)     Maximum Senior Leverage Ratio.  Permit the Senior Leverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four quarter basis for the trailing four fiscal quarters), to be greater than the ratio set forth below for such period:

Four Fiscal Quarter Period Ending	Senior Leverage Ratio
March 31, 2007 through and including December 31, 2008	3.50 to 1.00
March 31, 2009 and each fiscal quarter thereafter	2.75 to 1.00

1.13     Minimum Fixed Charge Coverage Ratio.  From and after the date of this Amendment, Section 7.11(c) of the Term Loan Agreement is amended and restated in its entirety as follows:

      "(c)       Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four quarter basis for the trailing four fiscal quarters), to be less than (1) for the fiscal quarter ending on March 31, 2007 1.20 to 1.00, (2) for each fiscal quarter beginning with the fiscal quarter ending on June 30, 2007 and ending on or prior to March 31, 2008, 1.10 to 1.00, and (3) for each fiscal quarter thereafter, 1.35 to 1.00."

1.14     Burdensome Agreements.  From and after the date of this Amendment, Section 7.14 of the Term Loan Agreement is amended and restated in its entirety as follows:

     "7.14.      Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement, the other Loan Documents and the First Lien Credit Agreement and the other First Lien Credit Documents and the other "loan documents" referred to therein and, except for the restrictions described in clause (iv) below, Indebtedness of foreign Subsidiaries permitted pursuant to Section 7.01) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower, (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except with respect to specific property encumbered to secure payment of particular Indebtedness incurred to finance the acquisition thereof and permitted pursuant to Section 7.01(e), or (iv) of any foreign Subsidiary to pay dividends to its parent; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

ARTICLE 2
WAIVER

2.1     Minimum Unrestricted Cash.  As of the date of this Amendment, the Administrative Agent and the Requisite Lenders waive the requirement of Section 7.11(d) of the Credit Agreement that Consolidated Cash Balance be deposited in domestic accounts subject to Deposit Account Control Agreements or Securities Account Control Agreements for the period up until such time as such control agreements were put in place, provided however, that said requirement is not waived and remains in full force and effect for all future fiscal quarters (including, without limitation, the fiscal quarter ending December 31, 2006).

ARTICLE 3
CONDITIONS TO EFFECTIVENESS OF AMENDMENT

3.1      The effectiveness of this Amendment is subject to the fulfillment to the satisfaction of KeyBank National Association as Administrative Agent under the Term Loan Agreement ("Administrative Agent"), in its sole discretion, of the following conditions precedent:

      (a)      Borrower shall have executed and delivered to Administrative Agent this Amendment;

      (b)      The Requisite Lenders shall have executed and delivered to Administrative Agent this Amendment;

      (c)      Administrative Agent shall have received appropriate authorization documents, including borrowing resolutions and certificates of incumbency, confirming to its satisfaction that all necessary corporate and organizational actions have been taken to authorize Borrower to enter into this Amendment;

      (d)        Administrative Agent shall have received such other documents, instruments or agreements as Administrative Agent may require to effectuate the intents and purposes of this Amendment; and

      (b)        Amendments to each of the First Lien Credit Agreement and the Intercreditor Agreement shall have been properly executed and delivered in form and substance satisfactory to the Administrative Agent.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Administrative Agent and Lenders that:

4.1      After giving effect to the amendment of the Term Loan Agreement pursuant to this Amendment and the consummation of the transactions contemplated hereby (i) each of the representations and warranties set forth in Section 5 of the Term Loan Agreement is true and correct in all material respects as if  made on the date hereof (with references to the Term Loan Agreement being deemed to include this Amendment) except to the extent such representations or warranties specifically referred to an earlier date, and (ii) there exists no Event of Default under the Term Loan Agreement after giving effect to this Amendment.

4.2      Borrower has full corporate power and authority to execute and deliver this Amendment, and to perform the obligations of its part to be performed under the Term Loan Agreement as amended hereby.  Borrower has taken all necessary action, corporate or otherwise, to authorize the execution and delivery of this Amendment.  No consent or approval of any person, no consent or approval of any landlord or mortgagee, no waiver of any lien or similar right and no consent, license, approval or authorization of any governmental authority or agency is or will be required in connection with the execution or delivery by Borrower of this Amendment or the performance by Borrower of the Term Loan Agreement as amended hereby.

4.3      This Amendment and the Term Loan Agreement as amended hereby are, or upon delivery thereof to Administrative Agent will be, the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

ARTICLE 5
MISCELLANEOUS

5.1      The Term Loan Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed to be amended hereby to the extent necessary, if any, to give effect to the provisions of this Amendment.  Except as so amended hereby, the Term Loan Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms.

5.2      Borrower agrees to pay Administrative Agent on demand for all reasonable expenses, including reasonable fees and costs of attorneys and costs of title insurance, incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and any document required to be furnished hereunder.

  IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth in the preamble hereto.

QUANTUM CORPORATION, Delaware corporation, as Borrower

By:	/s/ Jon Gacek
Name:	Jon Gacek
Title:	Executive Vice President and Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Sole Arranger, Sole Book Manager and Lender

By:	/s/ Thomas A. Crandell
Name:	Thomas A. Crandell
Title:	Senior Vice President